UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities
Exchange Act of 1934

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Multilink Technology Corporation

(Name of Registrant As Specified In Its Charter)

N/A

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MULTILINK TECHNOLOGY CORPORATION
300 Atrium Drive
Somerset, New Jersey 08873

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 5, 2002

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Multilink Technology Corporation, a California corporation (the “Company”), will be held on Thursday, September 5, 2002 at 10:00 a.m. Eastern time at the Company’s headquarters, 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873 for the following purposes:

1.
To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to effect a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock, whereby each outstanding 5, 6, 7, 8, 9 or 10 shares would be combined, converted and changed into one share of Class A Common Stock or Class B Common Stock, as applicable, with the Board of Directors having the authority (i) to determine which, if any, of the exchange ratios within this range will apply to the reverse stock split or (ii) to abandon the proposed reverse stock split; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on July 29, 2002 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting and any adjournment(s) or postponement(s) thereof.

All shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names or addresses, please be sure to sign and return each Proxy to assure that all of your shares will be voted. If your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Special Meeting unless you have obtained and present a proxy issued in your name from the record holder. Please see the discussion on page 2 of the proxy statement.

By Order of the Board of Directors

Eric M. Pillmore
Senior Vice President of Finance,
Chief Financial Officer and Secretary

Somerset, New Jersey
                     , 2002

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

MULTILINK TECHNOLOGY CORPORATION
300 Atrium Drive
Somerset, New Jersey 08873
(732) 537-3700

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 5, 2002

General

The enclosed proxy is solicited on behalf of the Board of Directors of Multilink Technology Corporation, a California corporation (the “Company”), for use at a Special Meeting of Shareholders to be held on September 5, 2002, at 10:00 a.m. Eastern time (the “Special Meeting”), or at any adjournment(s) or postponement(s) thereof. The Special Meeting will be held at the Company’s corporate office at 300 Atrium Drive, 2nd Floor, Somerset, New Jersey, 08873. These proxy solicitation materials were mailed on or about             , 2002, to all shareholders entitled to vote at the Special Meeting.

Voting; Quorum

The specific proposal to be considered and acted upon at the Special Meeting is summarized in the accompanying Notice and is described in more detail in this Proxy Statement. On July 29, 2002, the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting (the “Record Date”),            shares of the Company’s Class A Common Stock, par value $0.0001 per share, were issued and outstanding, and 26,000,000 shares of the Company’s Class B Common Stock, par value $0.0001 per share, were issued and outstanding. No shares of the Company’s preferred stock were outstanding on the Record Date.

Holders of the Company’s Class A Common Stock and Class B Common Stock will vote as separate classes at the Special Meeting on the reverse stock split proposal, and as a single class on all other matters, with each holder of Class A Common Stock entitled to one vote per share held, and each holder of Class B Common Stock entitled to ten votes per share held.

The presence at the Special Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining whether a quorum is present for the transaction of business. The proposal to approve the amendment to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) to effect a reverse stock split requires the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock. As a result, abstentions and broker non-votes will have the same effect as negative votes on this proposal. All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The stock transfer books of the Company will remain open between the Record Date and the date of the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the executive offices of the Company.

Proxies

Should you receive more than one proxy because your shares are registered in different names or addresses, please be sure to sign, date and return each proxy to assure that all of your shares will be voted. Only proxies that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted IN FAVOR OF the reverse stock split proposal. You may revoke or change your proxy at any time before the Special Meeting by filing a notice of revocation or another signed proxy with a later date with the Secretary of the Company at the Company’s principal executive offices, located at 300 Atrium Drive, Somerset, New Jersey 08873. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Special Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, telegram, facsimile, electronic or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

AMENDMENT TO AMENDED AND RESTATED ARTICLES
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Background

The Company’s Class A Common Stock is quoted on The Nasdaq Stock Market’s National Market (the “National Market”). In order for the Company’s Class A Common Stock to continue to be quoted on the National Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the Company is required to have shareholders’ equity of at least $10 million and the Company’s Class A Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must each own at least 100 shares of the Company’s Class A Common Stock and the Company’s Class A Common Stock must have a minimum bid price of at least $1.00 per share.

Under Nasdaq’s listing maintenance standards, if the closing bid price of shares of the Company’s Class A Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist the Company’s Class A Common Stock from trading on the National Market. In that event, the Company may be eligible to have shares of its Class A Common Stock listed for trading on The Nasdaq Stock Market’s SmallCap Market (the “SmallCap Market”). If a delisting were to occur, and the Company’s Class A Common Stock did not thereafter qualify for trading on the SmallCap Market, the Company’s Class A Common Stock may trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. For reasons described more fully below, these alternatives are generally considered to be less efficient and less broad-based than the National Market.

In July 2002, the Company received a letter from Nasdaq advising it that its Class A Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement for ten consecutive trading days during the 90 calendar days ending September 30, 2002, the Company’s Class A Common Stock would be delisted at that time. In response to this notice, the Board of Directors considered and has authorized a proposed amendment to the Articles of Incorporation, to effect a reverse stock split to be implemented for the purpose of increasing the market price of the Company’s Class A Common Stock above the Nasdaq minimum bid requirement of $1.00. Under the proposed amendment, each outstanding 5, 6, 7, 8, 9 or 10 shares of Class A Common Stock and Class B Common Stock would be combined, converted and changed into one share of Class A Common Stock or Class B Common Stock, as applicable, with the Board to determine, after shareholder approval, which exchange ratio within this range will be implemented. The Board shall also have the authority, in its discretion, to abandon the reverse stock split following shareholder approval if the Board determines that the reverse stock split is no longer in the best interests of the Company and its shareholders.

Approval of the reverse stock split will authorize the Board in its discretion to effect the reverse stock split in any of the following exchange ratios: 1:5, 1:6, 1:7, 1:8, 1:9 or 1:10, or to not effect the reverse stock split. The Board believes that shareholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of the Company and its shareholders.

If the reverse stock split is approved by the shareholders and following such approval the Board determines the reverse stock split is in the best interest of the Company and its shareholders, the Articles of Incorporation would be amended accordingly. The text of the form of amendment to the Articles of Incorporation, which would be filed with the Secretary of State of the State of California to effect the reverse stock split, is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include the appropriate exchange ratio for the reverse stock split and such other changes as may be required by the office of the Secretary of State of the State of California and as the Board deems necessary or advisable to effect the reverse stock split.

Reasons for the Reverse Stock Split

The Board believes that the reverse stock split may be desirable because it may allow the Company to avoid having its Class A Common Stock delisted from the National Market. The Board also believes that the reverse stock split could improve the marketability and liquidity of the Company’s Class A Common Stock.

The primary reason for the reverse stock split is to increase the per share market price of the Class A Common Stock. The Class A Common Stock has been quoted on the National Market since June 2001 when the Company completed its initial public offering. As mentioned above, in July 2002, the Company was notified by Nasdaq that, based upon its review of price data for the Class A Common Stock, the closing bid price for the Class A Common Stock was less than $1.00 per share during the relevant review period of thirty consecutive trading days, which is a requirement for continued inclusion of the Class A Common Stock on the National Market. If the Company is unable to demonstrate compliance with this requirement for ten consecutive trading days during the 90 calendar days ending September 30, 2002, the Company’s Class A Common Stock may be delisted. The Company’s Class A Common Stock is currently quoted on the National Market under the symbol “MLTC.” During the period from June 21, 2001 to July 19, 2002, the closing sales price per share of the Company’s Class A Common Stock ranged from a high of $18.40 to a low of $0.38. The closing sales price on July 19, 2002 was $0.49. The Board of Directors anticipates that a reverse stock split would have the effect of increasing the trading prices of the Class A Common Stock, which should result in a share price high enough to satisfy this Nasdaq listing requirement.

The Board of Directors believes that the current low per share market price of the Class A Common Stock, which it believes is due in part to the overall weakness in the market for stocks and, in particular, the Company’s industry sector, has had a negative effect on the marketability of the existing shares. The Board believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Additionally, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Class A Common Stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price of the Class A Common Stock were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Class A Common Stock. The Board of Directors anticipates that the reverse stock split will result in a bid price for the Class A Common Stock in excess of $1.00 per share, which may help to alleviate some of these problems.

The Board also believes that the decrease in the number of shares of Class A Common Stock outstanding as a consequence of the reverse stock split, and the anticipated increase in the price of the Class A Common Stock, could encourage interest in the Class A Common Stock and possibly promote greater liquidity for the Company’s shareholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, although any increase in the market price of the Class A Common Stock resulting from the reverse stock split may be proportionately less than the decrease in the number of outstanding shares, the reverse stock split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares. It should be noted, however, that if the reverse stock split is implemented, some shareholders may consequently own less than one hundred shares of Class A Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than one hundred shares following the reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares in the Company.

Shareholders should note that the effect of the reverse stock split upon the market prices for the Company’s Class A Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Class A Common Stock after the reverse stock split will be five to ten times higher than the prices for shares of the Class A Common Stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of the Class A Common Stock immediately after the proposed reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse stock split may not achieve the desired results which have been outlined above. Moreover, because some investors may view the reverse stock split negatively, there can be no assurance that the reverse stock split will not adversely impact the market price of the Class A Common Stock or, alternatively, that the market price following the reverse stock split will either exceed or remain in excess of the current market price.

While the Company expects the reverse stock split to be sufficient to prevent Nasdaq from delisting its Class A Common Stock, it is possible that, even if the reverse stock split results in a bid price for the Class A Common Stock that exceeds $1.00 per share, it may not be able to prevent Nasdaq from delisting its Class A Common Stock from the National Market. The Company would also need to satisfy additional criteria to continue to have the Class A Common Stock eligible for continued listing on the National Market. These additional criteria consist of maintaining (i) shareholders’ equity of at least $10 million, (ii) a public float of 750,000 shares of Class A Common Stock, (iii) a market value of the public float of at least $5 million, (iii) at least 400 shareholders (round lot holders), (iv) at least two market makers for the Class A Common Stock and (v) compliance with certain corporate governance requirements. The Company satisfies all of these other maintenance criteria as of July 19, 2002.

The reverse stock split will apply to the Class B Common Stock as well as the Class A Common Stock in order to preserve the current proportional ownership and voting interests of the holders of the Class A Common Stock and Class B Common Stock.

Board Discretion to Implement Reverse Stock Split

If the reverse stock split is approved by the shareholders of the Company at the Special Meeting, the reverse stock split will be effected, if at all, only upon a determination by the Board that the reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its shareholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the National Market, existing and expected marketability and liquidity of the Class A Common Stock, prevailing market conditions and the likely effect on the market price of the Class A Common Stock. Notwithstanding approval of the reverse stock split by the shareholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the California Secretary of State not to effect the reverse stock split, as permitted under applicable California law. If the Board does not implement the reverse stock split, further shareholder approval would be required prior to implementing any reverse stock split. If the Board determines to effect the reverse stock split, it would be implemented as soon as reasonably practicable after shareholder approval.

Effect of the Reverse Stock Split on Registration and Voting Rights

The Class A Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of the Class A Common Stock under the Exchange Act. After the reverse stock split, the Class A Common Stock would continue to be reported on the National Market under the symbol “MLTC” (although Nasdaq would likely add the letter ”D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Proportionate voting rights and other rights of the holders of Class A Common Stock and Class B Common Stock would not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Class A Common Stock immediately prior to the effective time of the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Class A Common Stock after the reverse stock split. Although the reverse stock split would not affect the rights of shareholders or any shareholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Class A Common Stock and Class B Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further shareholder action. The number of shareholders of record would not be affected by the reverse stock split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the reverse stock split).

Effect of the Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

The number of authorized but unissued shares of Class A Common Stock and Class B Common Stock will be increased significantly by the reverse stock split. For example, based on the 49,884,267 shares of Class A Common Stock and the 26,000,000 shares of Class B Common Stock outstanding on July 15, 2002, and the 200,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock that are authorized under the Articles of Incorporation, a one-for-five reverse stock split would have the effect of increasing the aggregate number of authorized but unissued shares of Common Stock from 224,115,733 to 284,823,147. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Articles of Incorporation or the Company’s Amended and Restated Bylaws.

Effect of the Reverse Stock Split on Stock Options, Warrants and Par Value

The reverse stock split would reduce the number of shares of Class A Common Stock available for issuance under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”) in proportion to the exchange ratio of the reverse stock split. The number of shares of Class A Common Stock currently authorized for issuance but unissued at July 15, 2002 under the 2000 Plan and the ESPP is 6,467,959 and 2,280,595, respectively (prior to giving effect to the reverse stock split). The par value of the Company’s Class A Common Stock, Class B Common Stock and Preferred Stock would remain at $0.0001 per share following the effective time of the reverse stock split, while the number of issued and outstanding shares of Class A Common Stock and Class B Common Stock would be reduced.

The Company also has outstanding certain stock options and warrants to purchase shares of Class A Common Stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of Class A Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of Class A Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of Class A Common Stock will be issued in connection with the proposed reverse stock split. Holders of Class A Common Stock who would otherwise receive a fractional share of Class A Common Stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

Effective Date

If the proposed reverse stock split is approved at the Special Meeting and the Board of Directors elects to proceed with the reverse stock split in one of the approved exchange ratios, the reverse stock split would become effective as of 5:00 p.m. Pacific time on the date of filing (the “Effective Date”) of the applicable Certificate of Amendment to the Articles of Incorporation with the office of the Secretary of State of the State of California. Except as explained below with respect to fractional shares, on the Effective Date, shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior thereto will, automatically and without any action on the part of the shareholders, be combined and converted into new shares of Class A Common Stock and Class B Common Stock in accordance with the reverse stock split exchange ratio determined by the Board within the limits set forth in this proposal.

Exchange of Stock Certificates

Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Class A Common Stock will receive from American Stock Transfer & Trust Company, as the Company’s exchange agent (the “Exchange Agent”) for the reverse stock split for the Class A Common Stock, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the reverse stock split represented shares of Class A Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Class A Common Stock into which the shares of Class A Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share.

Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Class B Common Stock will receive from Allen Matkins Leck Gamble & Mallory LLP (“Allen Matkins”), the Company’s exchange agent for the reverse stock split for the Class B Common Stock, instructions for the surrender of such certificate to Allen Matkins. Such instructions will include a form of Transmittal Letter to be completed and returned to Allen Matkins. As soon as practicable after the surrender to Allen Matkins of any certificate that prior to the reverse stock split represented shares of Class B Common Stock, together with a duly executed Transmittal Letter and any other documents Allen Matkins may specify, Allen Matkins shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Class B Common Stock into which the shares of Class B Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share.

Each certificate representing shares of Class A Common Stock or Class B Common Stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Class A Common Stock or Class B Common Stock. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of Class A Common Stock or Class B Common Stock shall be deemed at and after the reverse stock split to represent the number of full shares of Class A Common Stock or Class B Common Stock contemplated by the preceding sentence.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the reverse stock split represented any shares of Class A Common Stock or Class B Common Stock, except that if any certificates of Class A Common Stock or Class B Common Stock are to be issued in a name other than that in which the certificates for shares of Class A Common Stock or Class B Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

Under California law, shareholders of the Company would not be entitled to dissenter’s or appraisal rights with respect to the reverse stock split.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional shares to which a holder of Class A Common Stock would otherwise be entitled as a result of the reverse stock split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Class A Common Stock on the National Market during regular trading hours for the five trading days immediately preceding the Effective Date. In lieu of any fractional shares to which a holder of Class B Common Stock would otherwise be entitled as a result of the reverse stock split, the Company shall pay cash equal to such fraction multiplied by the good faith determination of the Board of Directors of the fair market value of the Class B Common Stock as of the Effective Date.

United States Federal Income Tax Consequences

The following description of the material United States federal income tax consequences of the reverse stock split is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., tax-exempt entities, non-resident aliens, mutual funds, regulated investment companies, broker/dealers or insurance companies). The state, local and foreign (non-United States) tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the United States federal income tax consequences of the reverse stock split will vary among shareholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Class A Common Stock or Class B Common Stock in exchange for their old shares of Class A Common Stock or Class B Common Stock. The Company believes that because the reverse stock split is not part of a plan to increase periodically a shareholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse stock split will likely have the following United States federal income tax effects: A shareholder who receives solely a reduced number of shares of Class A Common Stock or Class B Common Stock will not recognize gain or loss. In the aggregate, such a shareholder’s basis in the reduced number of shares of Class A Common Stock or Class B Common Stock will equal the shareholder’s basis in its old shares of Class A Common Stock or Class B Common Stock. A shareholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be required to recognize a taxable gain or dividend income, depending on that shareholder’s particular facts and circumstances. Generally, a shareholder receiving such a payment will recognize a taxable gain or dividend income in an amount equal to the lesser of (i) the amount of the cash payment received by the shareholder, or (ii) the excess of (A) the aggregate fair market value of the reduced number of shares of Class A Common Stock and/or Class B Common Stock received, plus the amount of the cash payment received, over (B) the shareholder’s basis in all of the shareholder’s old shares of Class A Common Stock and/or Class B Common Stock. In the aggregate, such a shareholder’s basis in the reduced number of shares of Class A Common Stock or Class B Common Stock will equal the shareholder’s basis in its old shares of Class A Common Stock or Class B Common Stock, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock will be required to approve the reverse stock split and the amendment to the Articles of Incorporation to effect the reverse stock split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote IN FAVOR OF the proposal to amend the Company’s Articles of Incorporation to effect the reverse stock split. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby in favor of this proposal.

Ownership of Securities

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of July 15, 2002 by (i) all persons known to the Company to beneficially own five percent (5%) or more of either class of the Company’s common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all current directors and executive officers as a group.

	Shares and Percentage of Class Beneficially Owned(1)				Percentage of Total Voting Power(2)
Name	Class A Common Stock	Percent of Class	Class B Common Stock	Percent of Class
Directors and Executive Officers
Richard N. Nottenburg (3)(4)	3,825,000	7.1%	15,820,000	60.8%	51.7%
Jens Albers (3)(5)	3,450,000	6.5%	8,480,000	32.6%	1.1%
Eric M. Pillmore (6)	671,221	1.3%	—	—	*
Ronald M. Krisanda (7)	135,021	*	—	—	*
Joseph R. Cole (8)	131,250	*	—	—	*
G. Bradford Jones (9)	23,639,200	45.2%	—	—	7.6%
John Walecka (10)	23,489,200	44.9%	—	—	7.5%
Stephen R. Forrest (11)	100,000	*	—	—	*
Edward J. Zander (12)	95,833	*	—	—	*
James M. Schneider	110,000	*	—	—	*
All Directors and Executive Officers as a Group (10 persons)(13)	32,507,525	53.6%	15,820,000	60.8%	59.5%
5% Shareholders
Entities associated with Brentwood Venture Capital (14)	21,139,200	40.4%	—	—	6.8%
Matthias Bussmann (15)	1,270,000	2.5%	4,480,000	17.2%	14.9%
International Business Machines Corporation (16)	4,186,654	8.4%	—	—	1.4%
TRW, Inc. (17)	1,250,000	2.5%	5,700,000	21.1%	21.9%
Entities associated with MeriTech Capital Partners (18)	3,750,000	7.5%	—	—	1.2%

*	Represents less than one percent.

(1)
The percentage of shares beneficially owned is based on 49,884,267 shares of Class A Common Stock and 26,000,000 shares of Class B Common Stock outstanding as of July 15, 2002. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days after July 15, 2002 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by them.

(2)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and will, in general, automatically convert into one share of Class A Common Stock upon sale or other transfer to any person or entity other than a person or entity that owns or controls an entity that owns Class B Common Stock.

(3)	The address for Dr. Nottenburg and Dr. Albers is 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873.

(4)
Includes 3,775,000 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002. Also includes 8,480,000 shares of Class B Common Stock owned by Dr. Albers over which Dr. Nottenburg has sole voting power pursuant to a voting trust agreement between Dr. Nottenburg and Dr. Albers. Dr. Nottenburg disclaims beneficial interest in such shares.

(5)
Includes 3,450,000 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002. Dr. Nottenburg has sole voting power over Dr. Albers’ shares of Class B Common Stock pursuant to a voting trust agreement between Dr. Nottenburg and Dr. Albers. Dr. Nottenburg disclaims beneficial interest in such shares.

(6)	Consists of 664,444 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002.

(7)	Consists of 130,000 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002.

(8)	Consists of 131,250 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002.

(9)
Mr. Jones is a general partner of entities affiliated with Brentwood Venture Capital and entities affiliated with Redpoint Ventures. The shares listed include (i) 18,700,000 shares of Class A Common Stock held by entities affiliated with Brentwood Venture Capital, (ii) 2,439,200 shares of Class A Common Stock issuable to entities affiliated with Brentwood Venture Capital pursuant to currently exercisable warrants, (iii) 2,000,000 shares of Class A Common Stock held by entities affiliated with Redpoint Ventures, and (iv) 500,000 shares of Class A Common Stock held by Mr. Jones. Mr. Jones disclaims beneficial interest in the shares held by these entities, except to the extent of his pecuniary interest in these entities. The address for Mr. Jones is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(10)
Mr. Walecka is a general partner of entities affiliated with Brentwood Venture Capital and entities affiliated with Redpoint Ventures. The shares listed include (i) 18,700,000 shares of Class A Common Stock held by entities affiliated with Brentwood Venture Capital, (ii) 2,439,200 shares of Class A Common Stock issuable to entities affiliated with Brentwood Venture Capital pursuant to currently exercisable warrants, (iii) 2,000,000 shares of Class A Common Stock held by entities affiliated with Redpoint Ventures, and (iv) 350,000 shares of Class A Common Stock held by Mr. Walecka. Mr. Walecka disclaims beneficial interest in the shares held by these entities, except to the extent of his pecuniary interest in these entities. The address for Mr. Walecka is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(11)	Consists of 100,000 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002.

(12)	The shares listed include (i) 58,333 shares of Class A Common Stock held by Mr. Zander and (ii) 37,500 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002.

(13)
Includes 8,288,194 shares of Class A Common Stock subject to an option exercisable within 60 days of July 15, 2002 and 2,439,200 shares of Class A Common Stock issuable pursuant to currently exercisable warrants.

(14)
Includes 20,505,000 shares of Class A Common Stock held by or issuable pursuant to currently exercisable warrants to Brentwood Associates IX, L.P. and 634,200 shares of Class A Common Stock held by or issuable pursuant to currently exercisable warrants to Brentwood Affiliates Fund III, L.P. The address for Brentwood Venture Capital is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(15)	The address for Dr. Bussmann is 156 N. Citrus Avenue, Los Angeles, California 90036.

(16)	The address for International Business Machines Corporation is New Orchard Road, Armonk, New York 10504.

(17)	The address for TRW, Inc is 1900 Richmond Road, Cleveland, Ohio 44124.

(18)
Consists of 3,690,000 shares of Class A Common Stock held by MeriTech Capital Partners L.P. and 60,000 shares of Class A Common Stock held by MeriTech Capital Affiliates, L.P. The address for MeriTech Capital Partners is 285 Hamilton Avenue, Suite 200, Palo Alto, California 94301.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

A number of brokers with account holders who are Multilink shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Multilink Technology Corporation, Investor Relations, 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873 or call Investor Relations at (732) 537-3776.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the 2003 Annual Meeting of Shareholders must be received by the Company no later than December 30, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2003 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company receives notice of such proposal on or before March 15, 2003. Please address any shareholder proposals to the Secretary of the Company at the Company’s principal executive offices, located at 300 Atrium Drive, Somerset, New Jersey 08873.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric M. Pillmore
Senior Vice President of Finance,
Chief Financial Officer and Secretary

Somerset, New Jersey,
            , 2002

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF MULTILINK TECHNOLOGY CORPORATION,
a California corporation

The undersigned, Richard N. Nottenburg and Eric M. Pillmore, hereby certify that:

FIRST:    They are the duly elected and acting President and Secretary, respectively, of Multilink Technology Corporation, a California corporation.

SECOND:    Paragraph A of ARTICLE III of the Amended and Restated Articles of Incorporation of this corporation is amended to read as follows:

ARTICLE III

A.    Classes of Stock; Reverse Stock Split.

1.    Classes of Stock.    This corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The Class A Common Stock and Class B Common Stock are hereinafter referred to collectively as “Common Stock.” The total number of shares of stock which the corporation is authorized to issue is Three Hundred Ten Million (310,000,000) shares. Two Hundred Million (200,000,000) shares shall be Class A Common Stock, par value $.0001 per share, One Hundred Million (100,000,000) shares shall be Class B Common Stock, par value $.0001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share.

2.    Reverse Stock Split.    Upon the amendment of this article to read as herein set forth, each outstanding share of Class A Common Stock and Class B Common Stock of the corporation will automatically be converted, without any further action on the part of the holder thereof, into one-            of one share of the respective class.

THIRD:    The foregoing amendment, hereby provides for equal treatment for each outstanding share of the same class or series of all Common and Preferred Stock of the corporation. The designation of rights, preferences, privileges and restrictions of the corporation’s Preferred Stock as set forth in the Amended and Restated Certificate of Determination of Rights and Preferences of Preferred Shares of the corporation, remain in effect and unchanged.

FOURTH:    The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the corporation’s Board of Directors.

FIFTH:    The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the General Corporation Law of the State of California; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was                           (            ) shares of Class A Common Stock, twenty-six million (26,000,000) shares of Class B Common Stock and no Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class, (ii) a majority of the outstanding shares of Class A Common Stock voting as a single class and (iii) a majority of the outstanding shares of Class B Common Stock voting as a single class.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate on             , 2002.

Richard N. Nottenburg,
President, Chief Executive Officer and Co-Chairman

Eric M. Pillmore
Senior Vice President of Finance, Chief Financial Officer and Secretary

PROXY	MULTILINK TECHNOLOGY CORPORATION CLASS A COMMON STOCK	PROXY

Special Meeting of Shareholders, September 5, 2002
This Proxy is Solicited on Behalf of the Board of Directors of
Multilink Technology Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held September 5, 2002 and the related Proxy Statement, and appoints Richard N. Nottenburg and Eric M. Pillmore, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Multilink Technology Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at the 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873, on September 5, 2002 at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1.
To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to effect a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock whereby each outstanding 5, 6, 7, 8, 9 or 10 shares would be combined, converted and changed into one share of Class A Common Stock or Class B Common Stock, as applicable, with the Board of Directors having the authority (i) to determine which, if any, of the exchange ratios within this range will apply to the reverse stock split or (ii) to abandon the proposed reverse stock split.

☐ For	☐ Against	☐ Abstain

2.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect the reverse stock split. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted in favor of the proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect the reverse stock split.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)	Note:
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. when signing as attorney, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

Please sign your name(s) (Authorized Signature(s))
Date:
This Proxy must be signed and dated to be valid.

PROXY	MULTILINK TECHNOLOGY CORPORATION CLASS BS COMMON STOCK	PROXY

Special Meeting of Shareholders, September 5, 2002
This Proxy is Solicited on Behalf of the Board of Directors of
Multilink Technology Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held September 5, 2002 and the related Proxy Statement, and appoints Richard N. Nottenburg and Eric M. Pillmore, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Multilink Technology Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873, on September 5, 2002 at 10:00 a.m. Eastern Time and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1.
To approve an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to effect a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock whereby each outstanding 5, 6, 7, 8, 9 or 10 shares would be combined, converted and changed into one share of Class A Common Stock or Class B Common Stock, as applicable, with the Board of Directors having the authority (i) to determine which, if any, of the exchange ratios within this range will apply to the reverse stock split or (ii) to abandon the proposed reverse stock split.

☐ For	☐ Against	☐ Abstain

2.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect the reverse stock split. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted in favor of the proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect the reverse stock split.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)	Note:
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. when signing as attorney, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

Please sign your name(s) (Authorized Signature(s))
Date:
This Proxy must be signed and dated to be valid.